EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our reports dated May 7, 1999, with respect to the financial statements and schedules of Progressive System Technologies, Inc. incorporated by reference in this Registration Statement on (Form S-8 No. 333-00000) and related Prospectus of Asyst Technologies, Inc. for the registration of 1,752,479 shares of its common stock.

/s/    ERNST & YOUNG LLP

Austin, Texas
May 29, 2002